Exhibit 10.11

SEI INVESTMENTS COMPANY

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated, Effective as of May 20, 2008)

ARTICLE I

INTRODUCTION

Section 1.1 Statement of Purpose. The purpose of the SEI Investments Company Employee Stock Purchase Plan is to provide eligible employees of SEI Investments Company and its participating subsidiaries who wish to become shareholders or to increase their share holdings, an opportunity to purchase common stock of SEI Investments Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company. The Plan was approved by the Board of Directors and shareholders of the Company on February 9, 1981 and was amended and restated from time to time thereafter. On May 20, 2008, the Plan was again amended and thereafter restated as set forth herein, subject to approval of the Company’s shareholders to the extent required by applicable law.

Section 1.2 Internal Revenue Code Considerations. The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

ARTICLE II

DEFINITIONS

Section 2.1 “Administrative Committee,” which may be referred to as the “Stock Purchase Plan Committee,” means the committee appointed by the Board of Directors to administer this Plan, as provided in Section 6.3 hereof.

Section 2.2 “Board of Directors” means the Board of Directors of the Company.

Section 2.3 “Company” shall mean SEI Investments Company, a Pennsylvania corporation.

Section 2.4 “Compensation” shall mean the regular salary, wages and commissions paid, during the period of reference, to an Employee by Employer, including the employee’s elective contribution to deferral accounts under a Salary Reduction Agreement pursuant to a plan established under Section 401(k) of the Internal Revenue Code, but excluding bonuses, overtime payments, shift differential payments, expense reimbursements of all types, payments in lieu of expenses, Employer contributions to any qualified retirement plan or other program of deferred compensation, Employer contributions to Social Security, the costs paid by Employer in connection with fringe benefits (whether or not the Employee could have elected to receive cash in lieu of such benefits), and any amounts accrued for the benefit of Employee but not paid during the period of reference. Notwithstanding the foregoing, effective May 21, 1998, “Compensation” shall mean the wages and other compensation paid during the period of reference, to an Employee by the Employer, that is reported on Form W-2, and the Employee’s elective contributions to deferral accounts under a Salary Reduction Agreement pursuant to a plan established under Section 401(k) or 125 of the Internal Revenue Code.

Section 2.5 “Effective Date” shall mean January 1, 1981.

Section 2.6 “Eligible Employee” shall mean each person who, on the first date of the Purchase Period meets all of the following requirements:

(a)	He/she is an Employee of Employer;

(b)	He/she is not deemed for purposes of Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent ( 5%) or more of the total combined voting power or value of all classes of Stock of Company or Employer.

Section 2.7 “Employee” shall mean each person employed by Employer whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per year.

Section 2.8 “Employer” shall mean Company and each subsidiary of Company that, with the consent of the Board of Directors, has adopted this Plan.

Section 2.9 “Internal Revenue Code” shall mean the United States Internal Revenue Code of 1986, as the same is presently constituted and as it may hereafter be amended, and successor statutes of similar purpose.

Section 2.10 “Market Value” shall mean (i) if the principal trading market for the shares of Stock is a national securities exchange, the last reported sale price of the Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the shares of Stock are not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the shares of Stock are not publicly traded or, if publicly traded, is not so reported, the Market Value shall be as determined by the Administrative Committee.

Section 2.11 “Offering” shall mean the offering of shares of Stock under this Plan.

Section 2.12 “Offering Date” shall mean the last business day of each Purchase Period and shall be the date upon which all purchase privileges under this Plan are exercised with respect to each such Purchase Period.

Section 2.13 “Participant” shall mean each Employee who elects to participate in this Plan.

Section 2.14 “Plan” shall mean the SEI Investments Company Employee Stock Purchase Plan, as amended and restated as set forth herein, and as the same may hereafter be amended.

Section 2.15 “Plan Year” shall mean the twelve month period commencing each January 1 and ending on the following December 31.

Section 2.16 “Purchase Agreement” shall mean the document prescribed by the Administrative Committee pursuant to which an Eligible Employee has enrolled to be a Participant in this Plan.

Section 2.17 “Purchase Period” shall mean the period beginning on the first day of the calendar month next following the occurrence of an Offering Date and ending on the last business day of such calendar month.

Section 2.18 “Stock” shall mean the common stock, par value $.01, of SEI Investments Company.

Section 2.19 “Stock Purchase Account” shall mean a non-interest bearing account consisting of all amounts withheld from the Employee’s compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock under this Plan, reduced by all amounts applied to the purchase of Stock under this Plan.

ARTICLE III

ADMISSION TO PARTICIPATION

Section 3.1 Initial Participation. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Administrative Committee, within the timeframe established by the Committee, but in any event a reasonable time prior to an

Offering Date, a Purchase Agreement on forms provided by the Administrative Committee. The effective date of an Eligible Employee’s participation shall be the first day of the earliest Purchase Period for which it is reasonably possible for the Administrative Committee to effect such Employee’s participation.

Section 3.2 Discontinuance of Participation. Any Participant may voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Administrative Committee within the timeframe established by the Committee but in any event within a reasonable time prior to an Offering Date. Within sixty (60) days after such withdrawal, there shall be paid to the Participant the amount, if any, standing to his/her credit in his/her Stock Purchase Account. Amounts paid to a Participant or former Participant pursuant to this Section 3.2 shall not be eligible for redeposit in the Participant’s Stock Purchase Account in the event of the person’s readmission to participation.

Section 3.3 Involuntary Withdrawal: Termination of Eligible Employee Status. If a Participant’s continuous service terminates for any reason, or if a Participant ceases to be an Eligible Employee, the entire amount standing to the Participant’s credit in his/her Stock Purchase Account on the effective date of such occurrence shall be used to purchase whole shares (and fractional shares) of Stock under this Plan as of the next succeeding Offering Date, and any balance, if any, thereafter remaining to his/her credit in his/her Stock Purchase Account shall be refunded to him/her. Notwithstanding the foregoing, if the Plan is amended to provide Purchase Periods in excess of three (3) calendar months in duration, and if a Participant’s continuous service is terminated for any reason three (3) months or more prior to the next succeeding Offering Date, the entire amount, if any, standing to his/her credit in that Stock Purchase Account shall be refunded to him/her.

Section 3.4 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued Participation (whether by interruption of continuous service or otherwise), and who wishes to be reinstated as a Participant may again become a participant by executing and filing with the Administrative Committee a new Purchase Agreement on forms provided by the Administrative Committee. Reinstatement to Participant status shall be effective as of the first day of the first Purchase Period reasonably possible following the date on which the Administrative Committee receives from the Eligible Employee the properly executed Purchase Agreement.

ARTICLE IV

STOCK PURCHASE

Section 4.1 Reservation of Shares. As of the Effective Date, one hundred thousand (100,000) shares of Stock were reserved for the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. As of November 17, 1988, four hundred thousand (400,000) shares of Stock were reserved for the Plan, subject to adjustment as provided in the Plan. In 1993, the preceding four hundred thousand (400,000) share limit was adjusted to eight hundred thousand (800,000) shares of Stock to reflect a stock split. Except as provided in Section 4.2 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan. Shares of Stock purchased from the Company under the Plan may be either authorized and unissued shares or shares reacquired by the Company and held in its treasury. Effective May 21, 1998, one million three hundred thousand (1,300,000) shares of Stock were reserved for the Plan, subject to adjustment as provided in the Plan.

Section 4.2 Limitation on Shares Available. The maximum number of shares of Stock that may be purchased for each Participant on an Offering Date is the lesser of (a) the number of whole shares (and fractional shares) of Stock that can be purchased by applying the full balance of his/her Stock Purchase Account (with such balance determined as of the close of business on the Offering Date of reference) to such purchase of shares at the Purchase Price (as hereinafter determined) or (b) the Participant’s proportionate part of the maximum number of shares of Stock available within the limitation established by the maximum aggregate number of such shares reserved for this Plan, as stated in Section 4.1 hereof.

Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would be deemed for the purposes of Section 423(b)(3) of the Internal Revenue Code to own stock (including any number of shares that such person would be entitled to purchase hereunder) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of Stock that such person is so deemed to own (excluding any number of shares that such person would be entitled to purchase hereunder), is one less share than the number of shares required to attain such five percent (5%) threshold. Any portion of a Participant’s Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant’s Stock Purchase Account for application to purchase Stock on the next Offering Date (unless withdrawn before that Offering Date).

Section 4.3 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any Offering shall be eighty-five percent (85%) of the Market Value of such share on the Offering Date on which such Purchase Period expires. If the Offering Date with respect to the purchase of Stock is a day on which the Stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock. Notwithstanding the foregoing, the Purchase Price per fractional share of the Stock sold to Participants pursuant to any Offering shall be appropriately adjusted to reflect eighty-five percent (85%) of the Market Value of such fractional share of Stock on the Offering Date on which such Purchase Period expires.

Section 4.4 Exercise of Purchase Privilege.

(a) Subject to the provisions of Section 4.2 above and of paragraph (b) of this Section 4.4, if at the close of business on any Offering Date there is standing to the credit of the Participant in his/her Stock Purchase Account an amount less than, equal to, or greater than, the Purchase Price of one share of Stock for the Offering that shall occur on such Offering Date, there shall be purchased for the Participant at such Purchase Price the largest number of whole shares (and fractional shares) of Stock as can be purchase with the amount then standing to the Participant’s credit in his/her Stock Purchase Account. Each such purchase shall be deemed to have occurred on the Offering Date occurring at the close of the Purchase Period from which the purchase was made.

(b) Participant may not purchase shares of Stock having an aggregate Market Value of more than twenty-five thousand dollars ($25,000), determined at the time of the Offering Date(s) for each calendar year in which one or more such Offering(s) is/are outstanding at any time, and a Participant may not purchase a share of Stock under any Offering after the Offering Date occurring on the last business day of the Purchase Period for such Offering.

Section 4.5 Establishment of Stock Purchase Account.

(a) Payroll Deductions. The Participant shall authorize payroll deductions from Compensation for the purposes of funding his/her Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his/her Compensation during a Purchase Period, which deduction shall be stated as a fixed dollar amount or as a percentage of Compensation, whichever method shall be specified by the Administrative Committee. The amount of any deduction may not be less than one percent (1%) of the gross amount of such payment of Compensation, rounded to the nearest whole dollar amount.

The payroll deduction rate or amount may not be reduced or increased during any Purchase Period. However, a Participant may reduce or increase his/her payroll deduction rate or amount for any subsequent Offering by filing a notice thereof within the timeframe established by the Committee but in any event within a reasonable time prior to the first day of the Purchase Period on which such subsequent Offering commences; provided in the case of a reduction that such reduction shall not reduce the payroll deduction rate or amount below one percent (1%) of each payment of Compensation per pay period, unless the Participant discontinues participation under Section 3.2 of this Plan.

(b) Lump Sum Contributions. Participants may also make either lump sum cash payments or payments by check to their Stock Purchase Accounts subject to the following rules:

(i) Timing of Contributions.

(A) Participants at the time of their initial participation or readmission to participation pursuant to Section 3.1 or 3.4 hereof, respectively, may make lump sum contributions to their Stock Purchase Accounts as described herein.

(B) Participants on whose behalf payroll deductions are being made for the purpose of funding their Stock Purchase Accounts may make an additional lump sum contribution to those Stock Purchase Accounts, in addition to or in lieu of their payroll deductions, during any Purchase Period as described herein.

(ii) Contribution Limitations. Notwithstanding the foregoing, only one such lump sum contribution shall be accepted from any Participant in each Purchase Period and such contribution shall be subject to a minimum of twenty-five dollars ($25) per Purchase Period and, subject to the twenty-five thousand dollar ($25,000) limit provided in Section 4.4(b), such lump sum contributions and any payroll deductions for any Plan Year shall in the aggregate be no more than a Participant’s Compensation for the Plan Year.

Section 4.6 Payment for Stock. The Purchase Price for all shares of Stock purchased by any Participant under this Plan shall be paid out of the Participant’s Stock Purchase Account. As of each Offering Date, the Participant’s Stock Purchase Account shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant on the Offering Date. The remaining balance standing to the Participant’s credit in his/her Stock Purchase Account, if any, shall remain credited to such Stock Purchase Account for the next succeeding Offering under the Plan. No interest shall be paid or payable with respect to any amount held in the Participant’s Stock Purchase Account.

Section 4.7 Share Ownership: Issuance of Certificates.

(a) The shares purchased by a Participant on an Offering Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Offering Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrative Committee.

(b) The Administrative Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of shares of Stock purchased by a Participant on an Offering Date or during a Plan Year, or that the shares of Stock purchased by all Participants shall be delivered to a member of the National Association of Securities Dealers, as selected by the Administrative Committee from time to time, which shares shall be maintained by such member firm in separate brokerage accounts for each Participant. Each certificate or brokerage account, as the case may be, may be in the name of the Participant or, if he/she designates on his/her Stock Purchase Agreement, in his/her name jointly with his/her spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or brokerage account in his/her name as tenant in common with his/her spouse, without right of survivorship. Such designation may be changed by filing notice thereof. Notwithstanding the foregoing, if a Participant terminates (or has terminated) employment with the Company for any reason and the Administrative Committee has provided that such Participant’s Stock be held in a brokerage account, as described above, prior to the Participant’s termination of employment, the Administrative Committee shall provide such Participant with the opportunity to elect, in the form and manner prescribed by the Administrative Committee, to receive all of the Participant’s whole shares of Stock held in the brokerage account. If the Participant does not elect to receive such Stock within sixty (60) days after notification of such right, the Administrative Committee shall establish a separate individual brokerage account for the Participant outside of the Plan, and the Participant shall bear all costs related to establishing and maintaining such brokerage account. In addition to the above, upon termination of a Participant’s employment with the Company, the Participant shall receive a cash payment equal to the Market Value on the date of the Participant’s termination of employment with the Company of any fractional share of Stock held under the Plan on the Participant’s behalf, as soon as administratively practicable after the Participant’s termination of employment.

(c) In addition to any restrictions or limitations on the resale of Stock purchased under the Plan set forth hereunder, the Administrative Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any brokerage accounts established for a Participant pursuant to the terms hereof.

(d) Any dividend payable with respect to whole or fractional shares of the Stock credited to a brokerage account of a Participant established pursuant to Section 4.7(b) hereof will be reinvested in shares of Stock and credited to such Participant’s account. Such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

(e) Notwithstanding the foregoing, with respect to any Offering Date that occurs on or after May 20, 2008, all stock certificates representing shares of Stock purchased by Participants shall be held in escrow by the Company and shall not be transferred to such Participants or a brokerage account for such Participants until the shareholders have approved the Plan, as amended and restated effective May 20, 2008.

Section 4.8 Restrictions on Stock Resale. It is the purpose of the Plan to facilitate Eligible Employees in becoming shareholders in the Company. In furtherance of this purpose, the Administrative Committee has determined that under normal circumstances Stock purchased under the Plan should be held as a long-term investment by Employees. Accordingly, a Participant who is employed by the Company may not withdraw shares of such Stock from any brokerage account established pursuant to Section 4.7(b) or sell any shares of such Stock, prior to the first anniversary of the Offering Date on which the shares were purchased. After the first anniversary of the Offering Date for shares of Stock, the Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Administrative Committee shall prescribe.

ARTICLE V

SPECIAL ADJUSTMENTS

Section 5.1 Shares Unavailable. If, on any Offering Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

(a) The number of shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Offering Date in order to eliminate such excess;

(b) The Plan shall automatically terminate immediately after the Offering Date as of which the supply of available shares is exhausted; and

(c) Any amount remaining in the Stock Purchase Accounts of each of the Participants shall be repaid to such Participants.

Section 5.2 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share shall be equitably adjusted by the Administrative Committee in any manner in which the Committee deems appropriate to reflect any change in, reclassification of, subdivision of, combination of, split-up or spin off with respect to, stock dividend on, exchange of, or other increase or decrease in the number of issued shares of Stock.

Section 5.3 Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, this Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his/her Stock Purchase Account shall be returned to him/her.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Non-Alienation. The right to purchase shares of Stock under this Plan is personal to the Participant, is exercisable only by the Participant during his/her lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant’s Stock Purchase Account as of the Offering Date occurring at the close of the Purchase Period in which the Participant’s death occurs, including shares of Stock purchased by the Participant and/or withheld from the Participant’s compensation.

Section 6.2 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of this Plan. No administrative charges shall be levied against the Stock Purchase Accounts of the Participants.

Section 6.3 Administrative Committee. The Board of Directors shall appoint an Administrative Committee (which may be referred to as the “Stock Purchase Plan Committee”) , which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrative Committee shall adopt and prescribe the contents of all forms required in connection with the administration of this Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrative Committee’s interpretations and decisions in respect of this Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

Section 6.4 Amendment of the Plan. The Board of Directors may, at any time and from time to time, amend the Plan in any respect, except that no amendment may

(a)	except as provided in Section 5.2 hereof, increase the number of shares reserved for purposes of this Plan; or

(b)	allow any person who is not an Eligible Employee to become a Participant;

without the approval of the shareholders, nor may any amendment provide for (i) Purchase Periods shorter in duration than one (1) calendar month nor longer in duration than twelve (12) calendar months (treating as a calendar month any month commencing an the first day thereof and ending on either the last day thereof or the last business day thereof) or (ii) overlapping Purchase Periods.

Section 6.5 Expiration and Termination of the Plan. The Plan shall continue in effect through the date when all of the shares of Stock reserved for issuance under the Plan pursuant to Section 4.1 have been issued, unless terminated prior thereto pursuant to the provisions of this Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant. Upon the expiration or termination of this Plan, the balance, if any, then standing to the credit of each Participant in his/her Stock Purchase Account shall be refunded to him/her.

Section 6.6 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under this Plan.

Section 6.7 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrative Committee and shall be effective only when received by the Administrative Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to SEI Investments Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention: Stock Purchase Plan Committee.

Section 6.8 Withholding of Taxes; Notification of Transfer.

(a) All acquisitions and sales of shares of Stock under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of shares of Stock or the sale of shares of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes dues with respect to the purchase of shares of Stock or the sale of shares of Stock acquired under the Plan.

(b) A Participant shall be required to advise the Committee immediately if the Participant transfers (by sale, gift or other manner) any shares of Stock acquired under the Plan within two years after the beginning of the Purchase Period in which the Stock is purchased.

Section 6.9 Government Regulation. The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to compliance with all laws and administrative regulations pertaining to the authorization, issuance, sale, or delivery of such stock, including state and federal securities laws and the regulations of any securities exchange, if applicable.

Section 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as a part of the text.

Section 6.11 Severability of Provisions; Prevailing Law. The provisions of this Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provisions had never been included therein. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania, to the extent such laws are not in conflict with or superseded by federal law.

Section 6.12 Eligible Employees Subject to Taxation Outside the United States. With respect to any Eligible Employee who is subject to taxation in countries other than the United States, in order to comply with the laws of the applicable countries, the Administrative Committee may adopt such rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures and adopt suplans and make such modifications that are outside the scope of Section 423 of the Internal Revenue Code as may be necessary or advisable to comply with such local laws and procedures with respect to such Eligible Employees.